Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Cameron Potts	Tom Morabito
VP, Corp. Communications	VP, Investor Relations
651-233-7735	470-607-5567
Cameron.Potts@Deluxe.com	Tom.Morabito@Deluxe.com

Deluxe Completes Acquisition of First American Payment Systems

Doubles Deluxe Payments Segment revenue; Accelerates One Deluxe transformation

Shoreview, Minn.– June 1, 2021 – Deluxe (NYSE: DLX) announced today it has completed the previously announced acquisition of First American Payment Systems (“First American”) for $960 million in cash. Deluxe announced the proposed transaction on April 22, 2021.

With the addition of the First American omni-channel payments platform, Deluxe immediately becomes a scaled and leading provider in the strong secular growth merchant services market. The acquisition doubles the revenue of the company’s fastest growing segment, Deluxe Payments, to $600 million annually, with attractive margins. Deluxe Payments accounts for 17 percent of the company’s revenue currently. With First American, Payments will account for 29 percent.

“As the original payments company, this acquisition is a major, strategic, logical and responsible next step in our transformation into a Trusted Payments and Business Technology™ company,” said Barry C. McCarthy, President and CEO of Deluxe.

By adding First American, Deluxe anticipates cross-selling into new verticals, including government, not-for-profit and retail, leveraging the company’s relationship with thousands of financial institutions and millions of small businesses.

“With First American, we expand our ability to help our customers pay, get paid, optimize and grow their businesses. Since our announcement, our teams have come together to identify even more exciting opportunities to bring value to customers,” said Michael Reed, President of Deluxe Payments.

“Our entire team is looking forward to accelerating our growth by leveraging the extensive Deluxe distribution channels and reaching into their deep client base. Our businesses are complementary, and our cultures and values align making our combination natural,” said Neil Randel, CEO of First American and Managing Director of Merchant Services for Deluxe.

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About Deluxe Corporation

Deluxe, a Trusted Payments and Business Technology™ company, helping businesses pay, get paid, optimize and grow. For more than 100 years, Deluxe has championed businesses so communities thrive at all stages of their lifecycle, from start-up to maturity. Our powerful solutions support millions of small businesses, thousands of financial institutions and hundreds of the world’s most valuable brands. The company operates at significant scale, processing more than $2.8 trillion in annual payment volume. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxe.